EXHIBIT 12.1       Statement Regarding Computation of Ratios

COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Including Interest on Deposits)

Astoria Financial Corporation’s ratio of earnings to fixed charges (including interest on deposits) for the year ended December 31, 2010 was as follows:

	For the Year Ended December 31, 2010
	(In Thousands)

Income before income tax expense	$114,837
Income tax expense	41,103
Net income	$73,734

Fixed charges:
Interest on borrowings	$230,717
Interest on deposits	191,015
One-third of rent expense	2,913
Total fixed charges	$424,645

Earnings (for ratio calculation)	$539,482

Ratio of earnings to fixed charges	1.27	x

COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Excluding Interest on Deposits)

Astoria Financial Corporation’s ratio of earnings to fixed charges (excluding interest on deposits) for the year ended December 31, 2010 was as follows:

	For the Year Ended December 31, 2010
	(In Thousands)

Income before income tax expense	$114,837
Income tax expense	41,103
Net income	$73,734

Fixed charges:
Interest on borrowings	$230,717
One-third of rent expense	2,913
Total fixed charges	$233,630

Earnings (for ratio calculation)	$348,467

Ratio of earnings to fixed charges	1.49	x

For purposes of computing the ratios of earnings to fixed charges, earnings consists of income before income taxes plus fixed charges.  Fixed charges excluding interest on deposits consist of interest on short-term and long-term debt, interest related to capitalized leases and capitalized interest and one-third of rent expense, which approximates the interest component of that expense.  Fixed charges including interest on deposits consist of the foregoing items plus interest on deposits.